Exhibit 99.2

4Q CONFERENCE CALL SCRIPT

JANUARY 28, 2003

Joel Mostrom

Good morning and welcome to Chesapeake Corporation's fourth quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter and year. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for 2003. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

Tom Johnson

Good morning everyone. Earlier today we reported fourth quarter earnings from continuing operations of $11.4 million or $0.75 per share. This compares to $9.7 million or $0.63 per share for the same period last year. Net income for the full year 2002 was $21.9 million or $1.44 per share, which is on the higher end of our most recent financial guidance for 2002.

Fourth quarter sales of $240 million were up 19 percent over the same period last year and up 11 percent on a local currency basis. Full-year sales of $822 million were up 4 percent year over year and up 1 percent on a local currency basis. Sales were up in all business segments for the quarter and the year. Within the paperboard packaging segment strong sales in the pharmaceutical and premium branded sector were partially offset by lower sales in the tobacco, food and household, and technology sectors.

Despite a sluggish global economy, we achieved solid financial results in 2002. Our plastic packaging segment rebounded nicely from last year in large part due to increased beverage sales in Africa and a solid recovery in the specialty chemicals sector.

Our paperboard packaging segment delivered a solid performance during a year in which a substantial number of cost savings initiatives were underway. As most of you are aware, during 2002 we have been focused on improving our cost position by further streamlining our operations and optimizing our manufacturing network. These projects are now substantially complete and we expect the benefits will begin to be realized in 2003. While these projects are a good investment in our future competitive position, the one-time costs associated with incremental labor, moving equipment and other costs of consolidation reduced this segment's operating results by approximately $5.4 million during 2002.

The land development segment wrapped up another solid year with operating earnings of $15.7 million, which are up slightly over 2001. As we have mentioned previously we expect this segment's operations will conclude during the next 12-18 months. As a result, operating earnings from this segment will decline during 2003; however, cash flow from this business should be consistent with the 2002 results.

The last area that I would like to comment on before turning the call over to Andy is the significant reduction in corporate expenses. During the fourth quarter of 2001, we announced an ambitious program to reduce our corporate expenses by $5 million to $6 million a year. I am pleased to report that we achieved that goal during 2002. Corporate and other expenses were reduced from $19.5 million in 2001 to $12.1 million in 2002.

Now, let me turn it over to Andy for a few more details on the quarter.

Andy Kohut

Thanks Tom, and good morning.

Net income for the fourth quarter of 2002 was $11.4 million, or $0.75 per share, compared with net income for the fourth quarter of 2001 of $9.7 million, or $0.63 per share. Included in the 2001 fourth quarter results, were $4.3 million of after-tax restructuring costs related to reductions in corporate staff and a $4.1 million gain on sale of discontinued operations. In addition, beginning in the first quarter of 2002, in accordance with Statement of Financial Accounting Standards No. 142, we discontinued amortization of goodwill. Goodwill amortization, which was included in the paperboard and plastic packaging segments results for the fourth quarter 2001, was $4.2 million after taxes.

Now I'd like to review segment performance starting with our largest business segment -- Paperboard Packaging.

Fourth quarter sales of $185.2 million were up 11 percent compared to sales for the fourth quarter of last year, and were up 1 percent on a local currency basis compared to fourth quarter 2001 sales. Net sales for the fourth quarter 2002 on a local currency basis were impacted by lower sales volumes in the tobacco, food and household, and technology sectors offset by volume improvements in our pharmaceutical and premium branded sectors.

The Paperboard Packaging segment's EBIT for the quarter was $18.8 million, compared to $19.3 million as reported in the fourth quarter of 2001 and $22.3 million for fourth quarter of 2001 before the amortization of goodwill. In addition, the fourth quarter of 2001 included a gain of approximately $4.0 million on the sale of a plant in the United Kingdom. During the fourth quarter of 2002, we expensed about $1.6 million for costs associated with the factory consolidation in the premium branded sector. Adjusting for all of the above items, EBIT in the fourth quarter for paperboard was up $2.1 million over 2001 levels. As we have seen in previous quarters, margins in the technology sector have been down due primarily to reduced sales volumes and a lower margin sales mix. On a positive note, the luxury packaging and food & household markets did see a slight improvement in operating performance for the fourth quarter of 2002 compared to the same period in 2001, and pharmaceutical and healthcare, our largest market sector, continued to provide solid results. We also are beginning to see the benefits of the consolidation efforts in the premium branded market sector.

The Plastic Packaging segment's fourth quarter sales of $28.0 million were up about 21 percent from last year's fourth quarter sales, and on a local currency basis, they were up about 12 percent from last year's fourth quarter sales. As we have seen in previous quarters, the sales increase was due primarily to strong sales volumes in the African beverage market and the specialty chemicals market partly offset by a continued decline in the Irish beverage market. In addition, we are pleased with the new start-up operations in Mauritius, Cape Town and China. We believe that these operations will further enhance this segment's results for 2003.

The Plastic Packaging segment's EBIT increased to $2.1 million in the fourth quarter of 2002, compared to $0.4 million reported in the fourth quarter of 2001 and $1.0 million in the fourth quarter of 2001 without goodwill amortization. The improvement in EBIT for 2002 reflects stronger sales volumes, improved cost control, lower raw material costs and the return on our investment in the start-up operations.

Our land business had strong sales activity in the fourth quarter of 2002 and reported EBIT of $7.9 million, compared to EBIT of $6.9 million reported in the fourth quarter of last year. We expect that the liquidation of our land holdings will be substantially complete in the next 12 to 18 months.

As Tom mentioned, Corporate Headquarters expenses in the fourth quarter were down $1.4 million when compared to the fourth quarter of 2001. This decrease was primarily due to the completion of headquarters cost reduction plans at the end of the first quarter of 2002. Corporate Headquarters expenses for the full-year 2002 were down $7.4 million when compared to the full-year 2001.

Net interest expense for the fourth quarter of 2002 was $11.0 million up $3.2 million from interest expense for the fourth quarter of 2001. This increase is due to a higher average cost of debt resulting from last year's fourth quarter debt offering and the impact of a stronger Euro and pound against the dollar. As noted in our press release, the company consciously has local currency denominated debt on its balance sheet that serves as a partial natural hedge against currency fluctuations.

Excluding restructuring charges, the full-year tax rate for 2002 was approximately 23 percent compared to 32 percent in 2001, which included the impact of goodwill amortization. The full-year tax rate in 2001 without goodwill amortization was 22 percent. The full-year tax rate for 2003 is expected to be 22 percent.

Net debt at the end of the fourth quarter stood at about $476 million, up about $6 million over the balance at year end. Without the effects of changes in foreign currency exchange rates, net debt decreased approximately $25 million, primarily from cash flows from operations and payment of notes received for sales of discontinued operations, partly offset by capital expenditures and dividend payments.

Capital spending through the fourth quarter of 2002 was about $51 million, close to depreciation of $48 million. For 2003, we will continue to monitor and judiciously allocate capital while focusing on generating free cash flow. For the full-year 2002, we received cash payments as a result of the sales of our discontinued operations bringing the total for the year to $25 million.

As we go into 2003, like many other companies we will be affected by the accounting and funding requirements for defined-benefit pension plans. Our year-end pension liability increased by approximately $35 million through a charge to equity reflecting minimum pension accounting. Additionally, in 2003 we expect to have increased pension costs of approximately $4 million and increased funding of up to $5 million. We have already implemented some agreed changes to benefit levels for new hires and increased employee contributions levels that will improve the funded status of our plans, and we will continue to monitor this funding position and make appropriate changes during 2003 as necessary.

Now, back to Tom for some closing remarks.

Tom Johnson

Thanks, Andy. Before we get to your questions I would like to offer a few comments on our outlook for 2003.

While the future direction of the economy is not clear, our primary end-use markets remain relatively strong. Volumes in most of our target markets are stable or improving, and our growth initiatives in Germany, South Africa and China are expected to provide additional growth in 2003. However, pricing in all areas remains extremely competitive.

Going forward, we expect to benefit from the many actions initiated during 2002, and believe these actions will enable us to remain cost competitive while offering our customers innovative, high-quality packaging solutions.

For 2003 we expect:

  Earnings per share in the range of $1.15 to $1.45.
  Operating earnings in the paperboard and plastic packaging segments are expected to improve 8 to 12 percent year over year, while operating earnings in our land business are expected to decline substantially as we near the completion of the divestiture of our land holdings.
  Corporate expenses are expected to increase due to increased costs of pensions and insurance, while interest expense is expected to be down slightly due to further reductions in debt partially offset by higher projected foreign currency exchange rates.
  Free cash flow before dividends and financing activities is expected to be at least $35 - $45 million.

In closing, I want to emphasize that the management team at Chesapeake is committed to running our businesses efficiently, carefully managing our capital and generating free cash flow for future reduction of debt or distribution to our shareholders.

Now at this time we would be happy to take questions.

Joel Mostrom

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 699569).

This concludes today's call. Thank you for participating.